UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2019 (October 29, 2019)

Y-MABS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38650	47-4619612
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

230 Park Avenue

Suite 3350

New York, New York 10169

(Address of principal executive offices) (Zip Code)

(646) 885-8505

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.0001 par value	YMAB	NASDAQ Global Select Market

Item 8.01.                                     Other Events.

On October 29, 2019, Y-mAbs Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC  and BofA Securities, Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of 4,465,000 shares (the “Shares”) of the Company’s common stock to the Underwriters (the “Offering”).  The Shares were sold at a price to the public of $28.00 per Share and were purchased by the Underwriters from the Company at a price of $26.32 per Share. The Company also granted the Underwriters a 30-day option to purchase up to 669,750 additional shares of its common stock. The net proceeds to the Company from the Offering, excluding any exercise by the Underwriters of their 30-day option to purchase additional shares, are expected to be approximately $117.1 million, or approximately $134.7 million if the Underwriters exercise in full their option to purchase additional shares, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Offering is expected to close on or about November 1, 2019, subject to the satisfaction of customary closing conditions. The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to the Underwriting Agreement. The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The Offering is being made by means of a written prospectus forming part of a shelf registration statement on Form S-3 (Registration Statement No. 333-234034), previously filed by the Company with the Securities and Exchange Commission on October 1, 2019, which became effective on October 15, 2019, and a related prospectus supplement.

The legal opinion, including the related consent, of Satterlee Stephens LLP relating to the legality of the issuance and sale of the shares of the Company’s common stock in this Offering is filed as Exhibit 5.1 hereto.

On October 29, 2019, the Company issued a press release announcing that it had commenced the Offering. On October 29, 2019, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Neither the disclosures on this Form 8-K nor the attached press releases shall constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The information in Item 8.01 and in Exhibits 99.1 and 99.2 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibit No.	Description

1.1

Underwriting Agreement, dated October 29, 2019, by and among the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named therein.

5.1	Opinion of Satterlee Stephens LLP.
23.1	Consent of Satterlee Stephens LLP (included in Exhibit 5.1).
99.1	Press Release dated October 29, 2019.
99.2	Press Release dated October 29, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Y-MABS THERAPEUTICS, INC.

Date: October 30, 2019	By:	/s/ Thomas Gad
Thomas Gad
Founder, Chairman, President and Head of Business Development